Exhibit 99.1

January 15, 2008

Press Release

Source: EnXnet, Inc.

EnXnet, Inc. CEO Purchases 78,900 Restricted Shares of EXNT

Tulsa, OK, January 15, 2008 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce EXNT’s CEO, Ryan Corley, has purchased 78,900 restricted shares directly from the Company. The shares were purchased at $.40 cents and carry a 144 restrictive legend. All appropriate form 4’s were filed two weeks ago.

As previously mentioned in earlier press releases, the manufacturing partners have taken the necessary steps to increase production capacity from current levels. These increases have been put into place in advance of the first orders being accepted because it takes several months for each production jump to be implemented. This will ensure that a measured and calculated scale up of production can be managed and properly implemented going forward. Ryan Corley specifically highlighted that all the necessary pieces to begin accepting orders for the Gift Card are now in place. The highly anticipated market rollout of the Multimedia Gift Card™ is now underway.

Ryan Corley, CEO of EnXnet, Inc., stated, “I could not imagine a better time for me to purchase these shares. EnXnet, Inc. and our partners are now in position to start accepting orders and deliver the Gift Card to the market. The rollout of the product is just now beginning!”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004